EXHIBIT 99.1
GENIUS PRODUCTS, INC. REPORTS SECOND QUARTER 2008
RESULTS FOR GENIUS PRODUCTS, LLC

Genius Products, LLC Generated $74.6 million in Net Revenue for the Second Quarter 2008

Net Revenue from Non-TWC branded content for the first 6 months of 2008 increased by 18% to $63.7 million compared to the same period in 2007

Focus on Leveraging Existing Infrastructure by Entering Two New Content Lines; Music and Video Games

Implementation of Restructuring Plan Expected to Significantly Improve Margins in the Second Half of 2008

SANTA MONICA, Calif.—August 11, 2008--Genius Products, Inc. (OTCBB: GNPI) today announces second quarter 2008 results.  All of the discussion items in this release relate to Genius Products, Inc.'s equity investment in Genius Products, LLC. Revenue is net of sales returns, price protection, rebates, discounts, allowances and adjustments to conform to GAAP.

“During the second quarter of 2008, we continued the restructuring process which included a 15% reduction in workforce, and write-offs of intangible non-branded assets and content investments.  Our restructuring plan is expected to deliver significant cost savings and a more streamlined organizational structure and business model.  Our primary focus will be on servicing our major consumer branded partnerships and leveraging our distribution platform to capitalize on additional growth opportunities, such as  Blu-Ray DVDs, digital commerce and leveraging our distribution platform with music content and video games,” stated Stephen K. Bannon, Chairman.

Second Quarter and First Half 2008 Financial Highlights:

•	Net Revenue of $74.6 million for second quarter 2008 compared to $112.7 million for second quarter 2007

•	Net Revenue for the first six months of 2008 was $172.8 million compared to $195.8 million for the same period in 2007

•	Net revenue from Non-TWC branded content for the first 6 months of 2008 increased by 18% to $63.7 million compared to the same period in 2007

Recent Operational and Restructuring Highlights:

•	Completed majority of the organizational streamlining including a 15% reduction in workforce
•
Announced Distribution Agreement and sale of video game licenses to Genco Media – Company will be exclusive distributor of content funded by the Genco Media Fund. Genco Media is focused on adding to its library of entertainment properties through the acquisition and funding of valuable films, music and video games

•
Expands into Music Content – Company leverages existing infrastructure by entering new multi-year distribution agreement with Hi Fi Recordings, the record label subsidiary of The Music Publishing Company of America.  Artists include Donny Osmond, Marie Osmond, Melinda Doolittle, Todd Rundgren, Dionne Warwick and Smash Mouth

Trevor Drinkwater, President and CEO, stated, “In the first half of 2008, we focused primarily on the things we can control such as our operating expenses and our long term business model.  I am proud to say we began to show improvement in our operating expenses in the second quarter and we expect our operating expenses during the third and fourth quarter of 2008 to decrease in absolute dollars and as a percent of revenue, which will better align the cost structure of the company with our streamlined business model.”

Mr. Drinkwater continued, “We also made significant progress in streamlining our product offerings and content partnerships.  In addition, we made meaningful progress with many of our existing content partners which should lead to an improved operating model.  Importantly, we continue to attract new partners and expand our platform as evidenced by the recently announced distribution agreements with Genco Media and Hi Fi Recordings.”

Edward J. Byrnes, CFO stated, “The Company believes that a majority of the restructuring costs have been expensed in the six months ending June 30, 2008.  Therefore, G&A costs for the remaining six months of 2008 should be approximately, $15.1 million compared to $21.5 million for the comparable period in 2007, a reduction of $6.4 million or 29.7%.  We are confident that we will have the ability to write back to other income, all expenses incurred to date on video games in the second half of 2008.”

Mr.  Byrnes continued, “As we enter the third quarter, we are in compliance with our credit facility and are working to show significant improvement to our balance sheet and cost structure during the second half of 2008.”

Genius Products, LLC Actual Results for the Three Months ending June 30, 2008 and the Six Months ending June 30, 2008

Revenue

Net revenue was $74.6 million net of sales returns, price protection, discounts and allowances for the three months ended June 30, 2008 compared to net revenue of $112.7 million net of sales returns, price protection, discounts and allowances for the three  months ended June 30, 2007, a decline of $38.1 million or 33.8%.

Net revenue was $172.8 million net of sales returns, price protection, discounts and allowances for the six months ended June 30, 2008 compared to net revenue of $195.8 million net of sales returns, price protection, discounts and allowances of for the six  months ended June 30, 2007, a decline of $23.0 million or 11.7%.

Net revenue for the six months ended June 30, 2008 from sales of TWC titles was $109.1 million, and net revenue from sales of non-TWC titles was $63.7 million.  For the six months ended June 30, 2007, net revenue from sales of TWC titles was $141.9 million and net revenue from sales of non-TWC titles was $53.9 million, a decline of $32.8 million or 23% for TWC titles and an increase of $9.8 million or 18.2% for non-TWC titles.

TWC related revenues were primarily comprised of major TWC titles released during the three months ended June 30, 2008, which include The Great Debaters, The Diary of the Dead and Cassandra’s Dream. For the three months ended June 30, 2007, TWC related revenues were primarily comprised of major titles including Hannibal Rising, Black Christmas, Arthur and the Invisibles, Bobby, and Miss Potter.  The cumulative US box office for the TWC titles released during the three months ended June 30, 2008 were 49% lower than the same period last prior year, and 20% lower during the six months ended June 30, 2008 as compared to the same period prior year.

Net revenue from non-TWC titles decreased by $6.9 million or 21.9% for the three months ended June 30, 2008 compared to the three months ended June 30, 2007 due to timing of releases.  Net revenue from non-TWC titles increased by $9.8 million or 18.2% for the six months ended June 30, 2008 compared to  the six months ended June 30, 2007 primarily driven by stronger performance of new titles from our key content partners.

Sales returns, discounts and allowances as a percentage of gross revenue was 40.9% for the three months ended June 30, 2008, compared to 22.3% for the three months ended June 30, 2007 primarily driven by late returns of Christmas titles.  Sales returns, discounts and allowances as a percentage of gross revenue was 31.9% for the six months ended June 30, 2008, compared to  24.7% for the six months ended June 30, 2007.

Costs and Expenses
The company’s costs of revenue were $75.7 million and $177.7 million for the three and six months ended June 30, 2008 compared to $99.9 million and $176.0 million for the three and six months ended June 30, 2007.

Product cost, supply chain, and inventory obsolescence costs were $17.9 million for the three months ended June 30, 2008 and $34.5 million for the six months ended June 30, 2008 compared to $13.5 million and $33.8 million for the three and six months ended June 30, 2007.   The increase in cost of $0.7 million for the six months ended June 30, 2008 was primarily due to increases in product cost and obsolescence offset by efficiencies achieved in supply chain.

Bad debt and customer deductions decreased by $0.6 million for the three months ending June 30, 2008 and $1.5 million for the six months ending June 30, 2008 compared to a charge of $0.2 million for the six months ended June 30, 2007 due to improved accounts receivable collections, and better management of customer deductions.

Amortization of intangibles and film library increased by $1.4 million and $6.5 million in the three and six months ended June 30, 2008 compared to the three and six months ended June 30, 2007.  Based on an evaluation of fair market value and re-alignment of company resources during the first six months of 2008, the company accelerated the amortization of its film library and also wrote off the value of certain intangible assets, which were deemed to be impaired.

Marketing and advertising costs decreased by $5.5 million for the three months ended June 30, 2008 and $7.0 million for six months ended June 30, 2008.  The reduction in marketing cost was primarily due to a reduced theatrical slate, efficiencies in managing market development funds and implementing strict budgetary controls.

Operating Expenses expenses increased by $0.5 million for the three months ended June 30, 2008 and increased by $2.1 million for the six months ended June 30, 2008.  Operating expenses for the three months ended June 30, 2008 included $1.3 million of research and development costs relating to video game development, $0.4 million related to involuntary termination cost and $0.7 million in other restructuring cost.  Excluding $2.5 million related to video game development, $0.4 million related to involuntary termination cost and $0.7 million in other restructuring cost, G&A expenses for the six months ended June 30, 2008 was $18.0 million compared to  $19.5 million for the six months ended June 30, 2007.

Net Loss was ($11.7) million in second quarter 2008 compared to net income of $2.1 million in second quarter 2007.  Included in the net loss are costs associated with the restructuring plan,  write down of intangible assets and  investments associated with video games.

Equity Investment Impairment Recorded by Genius Products, Inc.
In the second quarter of 2008, the Company hired an independent financial and strategic advisory firm to determine the fair value of the Distributor as of June 30, 2008.  While it was determined that the goodwill on the Distributor’s balance sheet has not been impaired, the Company recorded an impairment charge of $38.8 million related to its investment in Distributor as the Company concluded that an other than temporary decline had occurred in the fair value of the Distributor as of June 30, 2008.

Investor Conference Call
Investors are invited to listen to Genius Products' conference call today, Monday August 11th, 2008 at 4:30 p.m. Eastern (1:30 p.m. Pacific) The call will be hosted by Stephen K. Bannon, Chairman, Trevor Drinkwater, CEO, Ed Byrnes, Chief Financial Officer and Matthew Smith, President. Investors are invited to listen to Genius Products' conference call by dialing 888-680-0892 and using the passcode 88621218. International callers can dial 617-213-4858 and enter the same passcode. There will also be a simultaneous webcast available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

A replay of the call will be available until August 25th and can be accessed by dialing 888-286-8010 from the U.S., or 617-801-6888 for international callers, and using the passcode 11923060. A replay webcast will also be available at the Investor Relations portion of the Genius Products website at www.geniusproducts.com.

About Genius Products

Genius Products, Inc. (OTCBB:GNPI - News), along with The Weinstein Company Holdings LLC, together owns Genius Products, LLC, a leading independent home-entertainment distribution company that produces, licenses and distributes a valuable library of motion pictures, television programming, family, lifestyle and trend entertainment on DVD and other emerging platforms through its expansive network of retailers throughout the U.S. Genius handles the distribution, marketing and sales for such brands as Animal Planet, Asia Extreme™, Discovery Kids, Dragon Dynasty™, Dimension Films™, Entertainment Rights group companies (Entertainment Rights, Classic Media and Big Idea), ESPN®, IFC®, RHI Entertainment™, Sesame Workshop®, TLC, The Weinstein Company® and WWE®. Genius Products, Inc. is the managing member of Genius Products, LLC, in which it holds a 30% equity interest.

Safe Harbor Statement
Except for historical matters contained herein, the matters discussed in this press release are forward-looking statements. The forward-looking statements reflect assumptions and involve risks and uncertainties that may affect Genius Products' business, forecasts, projections and prospects, and cause actual results to differ materially from those in these forward-looking statements. These forward-looking statements may include, but are not limited to, statements regarding our anticipated revenue, income, operating expenses, operating margins and profitability, the period during which Genius Products will achieve profitability, our projected revenue from TWC and non-TWC content, increases in sales volume, our anticipated growth in revenue and content, our ability to forecast returns, our ability to successfully position ourselves as a leading home entertainment distributor, the number of anticipated releases per year under our agreements with TWC and our other content partners, the anticipated timing and performance of new releases, our anticipated co-productions with our co-producing partners and our anticipated expansion into new lines of business and/or new territories. Actual results could vary for many reasons, including but not limited to, our ability to acquire and keep valuable content and expand our distribution and co-production partnerships, the unpredictability of audience demand, the success of The Weinstein Company titles at the box office and the popularity of our titles on DVD, our ability to perform under the terms of our agreement with our content providers, our ability to comply with the terms of our credit facility with Societe Generale, our ability to continue to manage our significant growth, our ability to continue to attract and keep experienced management, the effect of technological change, the availability of alternative forms of entertainment and our ability to maximize our operating leverage. Other such risks and uncertainties include the matters described in Genius Products' filings with the Securities and Exchange Commission. Genius Products assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

GENIUS PRODUCTS, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenues, net of sales, returns, discounts and allowances of $51,750 and $32,411 for the three months ended June 30, 2008 and 2007, respectively, and $80,756 and $64,083 for the six months ended June 30, 2008 and 2007, respectively	$74,637	$112,653	$172,848	$195,770

Total cost of revenues	(75,696)	(99,891)	(177,691)	(176,046)
Gross profit (loss)	(1,059)	12,762	(4,843)	19,724

Total operating expenses	(10,887)	(10,385)	(21,547)	(19,483)
(Loss) Income from operations	(11,946)	2,377	(26,390)	241

Interest income (expense), net	210	(264)	(787)	(527)
Net income (loss )	$(11,736)	$2,113	$(27,177)	$(286)

GENIUS PRODUCTS, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30, 2008	December 31, 2007
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$427	$3,102
Restricted cash - short term	13,412	7,765
Accounts receivable, net of allowance for doubtful accounts of $2,839 and $4,311
and sales returns of $45,809 and $68,159	42,584	123,295
Inventories, net of reserves for obsolescence of $12,989 and $13,257	11,418	11,282
Prepaid expenses and other current assets	606	1,110

Total current assets	68,447	146,554

Restricted cash - long term	3,186	3,323
Property and equipment, net of accumulated depreciation of $667 and $455	4,246	953
Royalty advances, net of uncollectible advances of $9,954 and $5,112	35,389	31,492
Film library, net of accumulated amortization of $9,707 and $6,452	14,482	14,403
Goodwill	87,512	87,512
Other intangible assets, net of accumulated amortization of $13,667 and $9,675	7,604	11,596
Deferred financing fees	1,323	1,654
Deposits and other	2,635	2,968

Total assets	$224,824	$300,455

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$23,885	$31,477
Notes payable	15,981	31,297
Notes payable to Genius Products, Inc.	8,506	-
Remittance to TWC	61,666	78,759
Remittance to other licensors	23,155	20,000
Accrued advertising and marketing	16,045	24,515
Other accrued expenses	12,944	20,910
Deferred revenue	16,148	8,492

Total current liabilities	178,330	215,450

Long term liabilities:
Notes payable to Genius Products, Inc.	-	8,191
Long term notes payable	1,599	627
Long term capital lease	29	30

Total long term liabilities	1,628	8,848

Total members' equity	44,866	76,157

Total liabilities and members' equity	$224,824	$300,455

Contact:
GNPI—Investor Relations
John Mills / Anne Rakunas, 310-954-1100